Exhibit 10.4

OMNIBUS AMENDMENT AND TERMINATION AGREEMENT

This Omnibus Amendment and Termination Agreement (this “Termination”) is entered into effective as of August 5, 2026 (the “Effective Date”) by and among Ensysce Biosciences, Inc., a Delaware corporation on behalf of itself and its subsidiaries (the “Company”) and 3i, LP (“3i” and together with the Company, the “Parties”), whose signatures are set forth on the signature pages hereto.

RECITALS

WHEREAS, the Company wishes to acquire 100% of the outstanding equity interests of Cy Biopharma, Inc., a Delaware corporation (together with its subsidiaries, “Target”) for shares of common stock, par value $.0001 (“Common Stock”) and Series C Preferred Stock, par value $.0001 (“Series C Preferred Stock”) of the Company (the “Transaction”), with the date and time that the Transaction occurs to be referred to as the “Closing” for purposes of this Termination;

WHEREAS, as a condition to the Transaction, the parties to the Transaction require that all instruments and understandings governing the relationship between the Company and 3i, with the exception of the agreements set forth below, be terminated; and

WHEREAS, the Parties desire to satisfy that condition for the Transaction to occur.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.	Termination. Subject to Section 2, the Parties hereby agree:

(a) to terminate all continuing requirements under all agreements and understandings between the Company, subsidiaries of the Company and 3i, including, but not limited to, those referenced in the form attached as Exhibit A;

(b) that the Company is authorized and granted power of attorney to terminate all existing liens, security interests and guarantees held by 3i, including those held through Patent Security Agreements filed with the Patent and Trademark Office under 35 U.S.C. Section 261 and Security Agreements and Subsidiary Guarantees recorded under the Article 9 of the Uniform Commercial Code in any states where currently filed, with respect to the Company and its subsidiaries that were granted beginning in 2021. 3i represents that it has not assigned any of its rights with respect to the Company and the Company’s subsidiaries;

(c) that this Termination constitutes a written consent without a meeting by 3i, voting separately as a single class, to amend the Certificate of Designation of Series B preferred stock, par value $0.0001 of the Company (the “Series B Preferred Stock”) to eliminate such certificate upon conversion or cancellation of such Series B Preferred Stock; and

(d) that certain Securities Purchase Agreement dated November 13, 2025, between the Company and 3i, including without limitation, all rights that 3i has to purchase additional shares of Common Stock and warrants of the Company thereunder shall be cancelled. Provided, however, that the Company shall use reasonable efforts to keep any existing registration statement covering existing Common Stock effective.

2.	Consideration. The Parties agree that the following shall apply:

(a) all outstanding shares of the Series B Preferred Stock owned by 3i and/or any affiliate, including shares issuable upon accrual of dividends and otherwise, shall be converted into 3,229,276 shares of Common Stock, of which 910,905 shall be issued to 3i at Closing, and 2,318,371 shall be issued to a bona fide financial institution in an abeyance account at Closing;

(b) all outstanding warrants exercisable for shares of Common Stock, as set forth on Exhibit A, shall be converted into 7,182,517 shares of Series C Preferred Stock at an initial conversion ratio of Series C Preferred Stock to Common Stock of 1:1; provided further, that if any additional rights are vested in the Series C Preferred Stock in the Securities Purchase Agreement between the Company and Target in the Transaction (the “Series C Preferred Agreement”), a similar right shall apply to the Series C Preferred Stock issued hereunder.

(c) the Company will pay 3i Two Hundred Fifty Thousand Dollars ($250,000) at Closing; and

(d) to the extent that 3i’s right to receive shares of Common Stock pursuant to this Termination would result in 3i’s exceeding a beneficial ownership limitation equal to 4.99% (or up to 9.99%, which increase shall not take effect until 61 days after 3i delivers a written notice for such increase to the Company) of the number of shares of Common Stock outstanding immediately after giving effect to such issuance (“Beneficial Ownership Limitation”), then 3i shall not be entitled to receive such shares to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such rights in contract or otherwise to such extent) and the portion of such issuance shall be held in abeyance for the benefit of 3i until such time, if ever, as its right thereto would not result in 3i exceeding the Beneficial Ownership Limitation.

The Company hereby represents to 3i that as of the date hereof, the Company has 16,227,518 shares of Common Stock issued and outstanding.

3.	Support Agreement. 3i shall execute the support agreement in the form attached as Exhibit B.

4.	Registration Rights Agreement; Freely Tradable Shares.

(a) 3i shall execute the registration rights agreement with respect to its Series C Preferred Stock, in the form attached as Exhibit C.

(b) On or after the date of the Closing and in the event that 3i converts any of its shares of Series C Preferred Stock into shares of Common Stock, the Company shall, within five (5) Business Days after the receipt of notice for any such conversion, (i) cause such shares of Common Stock be issued in electronic form and credited by the Company to 3i or its designee’s specified DWAC account with DTC under the DTC/FAST Program, or any similar program hereafter adopted by DTC performing substantially the same function, which shares of Common Stock, upon issuance, shall be freely tradable and transferable and without restriction on resale, and (ii) cause its counsel to issue a legal opinion, in form and substance reasonably satisfactory to 3i, to the effect that the shares of Common Stock converted may be issued without any restrictive legends.

5.	Third-Party Beneficiary. 3i shall be a third-party beneficiary of the representations and warranties of the Company in Section 3 of the Series C Agreement and the covenants of the Company in Section 5 of the Series C Agreement.

6.	Mutual General Releases.

(a) Release of 3i. In consideration of the promises set forth in this Termination, the Company, on behalf of its respective members, partners, representatives, attorneys, executors, administrators, successors, and assigns, hereby releases, acquits, withdraws, and forever discharges 3i and all of its respective members, partners, representatives, attorneys, executors, administrators, successors, and assigns, from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, demands, and benefits (including actual attorneys’ fees and costs), of whatever character, in law or equity, known or unknown, suspected or unsuspected, matured or unmatured, of any kind or nature whatsoever, now existing or arising in the future, based on any act, omission, event, occurrence or nonoccurrence from the beginning of time to the date of full execution of this Termination, arising from or related to this Termination or the Transaction (other than for the matters expressly set forth herein).

(b) Release of Company. In consideration of the promises set forth in this Agreement, 3i, on behalf of its respective members, partners, representatives, attorneys, executors, administrators, successors, and assigns, hereby releases, acquits, withdraws, and forever discharges the Company and all of its members, partners, representatives, attorneys, executors, administrators, successors, and assigns, from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, demands, and benefits (including actual attorneys’ fees and costs), of whatever character, in law or equity, known or unknown, suspected or unsuspected, matured or unmatured, of any kind or nature whatsoever, now existing or arising in the future, based on any act, omission, event, occurrence or nonoccurrence from the beginning of time to the date of full execution of this Termination, arising from or related to this Termination or the Transaction (other than for the matters expressly set forth herein).

7.	California Civil Code Section 1542. The Parties hereby acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

8.	Entire Agreement. This Termination and the other documents referenced herein embody the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.

9.	Governing Law. This Termination shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware. In any action or proceeding between any of the Parties arising out of or relating to this Agreement each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Courts of Chancery of the State of Delaware, and waives any objection to laying venue in any such action or proceeding in such courts, waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10, and irrevocably and unconditionally waives the right to trial by jury.

10.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one business day (being any day other than a Saturday, Sunday or other day on which the banks in New York, NY, are authorized or obligated by applicable law to be closed) (“Business Day”) after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Ensysce Biosciences, Inc:

Ensysce Biosciences, Inc.

7946 Ivanhoe Avenue, Suite 201

La Jolla, California 92037

if to 3i LP:

3i, LP

2 Wooster Street, 2nd Floor

New York, NY 10013

Attention: Alex Hauff

Email: ahauff@3ifund.com

11.	Other. This Termination may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly delivered and be valid and effective for all purposes.

12.	This Termination shall be null and void if the Closing has not occurred within thirty (30) days of the date hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have each executed this Termination as of the Effective Date.

COMPANY:

ENSYSCE BIOSCIENCES, INC.

By:	/s/
Print Name:	Dr. Lynn Kirkpatrick
Print Title:	Chief Executive Officer

[Omnibus Amendment and Termination Agreement]

3i, LP:

3i, LP:

By:	/s/
Print Name:	Maier J. Tarlow
Print Title:	Manager

[Omnibus Amendment and Termination Agreement]

Exhibit A

1,233 shares of Series B Preferred Stock; and

10,037,366 warrants exercisable for shares of Common Stock:

Securities Purchase Agreement, dated as of September 24, 2021, as well as such other agreements entered into in connection with such agreement and related warrants issued to 3i on September 24, 2021, November 5, 2021 and August 8, 2022, with such warrants amended May 10, 2023;

Securities Purchase Agreement, dated as of June 30, 2022, as well as such other agreements entered into in connection with such agreement and related warrants issued to 3i on June 30, 2022 and August 8, 2022, with such warrants amended May 10, 2023;

Warrants issued to 3i as of February 6, 2023, the Securities Purchase Agreement, dated as of February 2, 2023, as well as such other agreements entered into in connection with such agreement and warrants;

Warrants issued to 3i as of May 12, 2023, warrants amended as of May 10, 2023 that had been issued to 3i in 2021 and 2022, the Securities Purchase Agreement, dated as of May 10, 2023, as well as such other agreements entered into in connection with such agreement, warrants and amended warrants;

Warrants issued to 3i in October 2023 and November 2023, the Securities Purchase Agreement, dated as of October 23, 2023, as well as such other agreements entered into in connection with such agreement and warrants;

Warrants issued to 3i as of February 14, 2024, as well as such other agreements entered into in connection with such warrants;

Warrants issued to 3i as of August 29, 2024, the Securities Purchase Agreement, dated as of August 28, 2024, as well as such other agreements entered into in connection with such agreement and warrants;

Warrants issued to 3i as of March 31, 2025, to the Securities Purchase Agreement, dated as of March 30, 2025, as well as such other agreements entered into in connection with such agreement and warrants;

Warrants issued to 3i as of April 24, 2025 as well as such other agreements entered into in connection with such warrants;

Warrants issued to 3i as of November 14, 2025, the Securities Purchase Agreement, dated as of November 13, 2025, as well as such other agreements, including a Certificate of Designation of Series B Preferred Stock, entered into in connection with such agreement and warrants;

Warrants issued to 3i as of April 6, 2026, a Subsequent Purchase Notice dated as of April 2, 2026, as well as such other agreements entered into in connection with such notice and warrants; and

Provided further, that any shares of Series B Preferred Stock, Warrants exercisable for Common Stock or agreements between the parties not expressly set forth above shall be deemed to be set forth above.